NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 17, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 3, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Crescent Real Estate Equities Company and Moon Acquisition Limited Partnership, a subsidiary of Moon Acquisition LLC, a wholly-owned subsidiary of Moon Acquisition Holdings LLC, which is formed in connection with the mergers by affiliates of Morgan Stanley Real Estate became effective on August 3, 2007. Each share of Common Stock of Crescent Real Estate Equities Company was converted into $22.80 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 6, 2007.